Scottish Re Announces George Zippel as President and Global Chief Executive

Officer HAMILTON, Bermuda--(BUSINESS WIRE)--

Scottish Re Group Limited (NYSE:SCT), a global life reinsurance specialist, today announced the appointment of George Zippel as President and Global Chief Executive Officer, effective August 10th. He will be joining the company immediately, serving in a transition role. George will be based at the company's Hamilton, Bermuda headquarters.

Paul Goldean, who has been serving as President and Chief Executive Officer for the past year, will continue with Scottish Re, assuming the role of Chief Administrative Officer, effective August 10th.

George Zippel, 48, was most recently President and CEO of Genworth Financial's Protection segment, which included the company's life insurance, long-term care insurance, employee benefit, and payment protection insurance businesses. In this role, he was responsible for 4,000 employees in 17 countries, and in 2006, oversaw efforts that resulted in over $6 billion in revenue and $600 million in operating net income.

Jonathan Bloomer, member of the Scottish Re Board of Directors noted, "George has an impressive background and proven track record with broad and significant experience in the insurance industry. He will be a tremendous asset for our future growth and we look forward to his contributions to the company."

George Zippel commented, "I'm excited to be joining Scottish Re and look forward to working with the team to drive disciplined management processes that will help us satisfy client needs and meet our financial targets. The company has been through a challenging year, but has strong capabilities that we can build on for our future."

Prior to joining Genworth as part of its initial public offering in May 2004, George held various senior management, operations and financial roles with the General Electric Company. He joined GE Financial in 1999 as President and CEO of First Colony Life Insurance Company.

A native of Westbury (Long Island), New York, George holds a B.A. in Economics from Hamilton College. He was most recently a board member of the American Council of Life Insurers and served on the Boards of Directors of Centra Health, Amazement Square - The Rightmire Children's Museum, STEP with Links, and the NAILBA Charitable Foundation.

At the Scottish Re Board of Directors meeting scheduled for August 1st, it is expected that George will also be named to the Board.

About Scottish Re

Scottish Re Group Limited is a global life reinsurance specialist. Scottish Re has operating businesses in Bermuda, Grand Cayman, Guernsey, Ireland, Singapore, the United Kingdom and the United States. Its flagship operating subsidiaries include Scottish Annuity & Life Insurance Company (Cayman) Ltd., Scottish Re (U.S.), Inc., and Scottish Re Limited. Additional information about Scottish Re Group Limited can be obtained from its Web site, www.scottishre.com.


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Source: Scottish Re Group Limited

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Contact: Scottish Re, Hamilton
Rayissa Palmer, Vice President Marketing & Communications
704-752-3422